EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement on Form S-3 No. 333-238560 of Insmed Incorporated, and

(2) Registration Statements on Form S-8 Nos. 333-39200, 333-87878, 333-129479, 333-175532, 333-188852, 333-204503, 33-218668, 333-225323, 333-233407, 333-238558, and 333-256307 of Insmed Incorporated;

of our reports dated February 17, 2022, with respect to the consolidated financial statements of Insmed Incorporated and the effectiveness of internal control over financial reporting of Insmed Incorporated included in this Annual Report (Form 10-K) of Insmed Incorporated for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Iselin, New Jersey
February 17, 2021